[THE MERIDIAN REALTY GROUP LETTERHEAD]




                               AGREEMENT TO LEASE

This writing shall serve as an agreement between Todd Motion Controls, Inc., 5511 Reynolda Road, Winston-Salem, North Carolina 27106, Lessee, and Douglas L. Cook, authorized as Lessor, c/o Mr. Bill Wall, P.O. Box 4042, Winston-Salem, North Carolina 2105 to lease thru the agency of The Meridian Realty Group, Inc., a certain portion of the warehouse and grounds located at 4290 North Patterson Avenue, Winston-Salem, North Carolina, as shown on attachment "A".

The lease term shall commence September 1, 1998 for twelve (12) months, thru August 31, 1999, with an option to renew for a consecutive term of twelve (12) months upon two (2) months notice, prior to the expiration of the current term, to the Lessor's agent. Either party shall have the option to cancel the lease upon a six (6) month written notice after a period of six (6) months occupancy with notice to Lessor's agent, Robert H. Hoffman, The Meridian Realty Group, Inc.

Lessor shall maintain, at this expense, fire and extended property insurance for the building and the Lessee shall maintain, at his expense, liability and property insurance for the stored property.

The Lessee will protect and save the Lessors harmless and does hereby indemnify the Lessors against all claims for damages either to persons or property of whatever kind or nature arising in any manner out of or on account of its use of the leased premises or on account of any condition of the premises for which the Lessee is responsible under the terms hereof. Lessee will notify Lessors of any exterior or structural defect in the lease premises of which it is aware which may cause injury to any person or property so that Lessors may take whatever action that may be necessary to correct the same.

Rental for the subject leased space shall be $2.00 per square foot, annually on 35,340 building square feet (shown on attachment "A"), for $5,890.00 per month. With the rental due the 1st of each month and all made WITHOUT FURTHER NOTICE payable to Cooks Warehouse, c/o Mr. Bill Wall as addressed above.

Any increase in the buildings annual insurance rate, above that at the beginning date of this lease, which increase is caused by the Lessees activities, within the subject building shall be the expense of the Lessee.

The Lessee shall have the privilege and responsibility of removing, at the termination of his lease occupancy, any and all equipment, wiring material, etc., which he has installed in the building including any walls, except for the bathroom area which shall remain a part of the building.

Signatures below acknowledge the understanding and agreement of the terms set forth above.


TODD MOTION CONTROL, INC., LESSEE

By:  /s/ William H. Todd, Vice President             Date: 9/3/98
     --------------------------------------

By:  /s/ Doug Cook                                   Date: 8/25/99
     --------------------------------------


By:  /s/ Robert H. Hoffman                           Date: 8/25/99
     --------------------------------------

                     [THE MERIDIAN REALTY GROUP LETTERHEAD]



Dear Bill:                                                    VIA FAX

As you can see the attached lease expires August 31, 1999. However, it contains an option for you to continue in occupancy at the same rate for 12 more months. In order for this to be done I need your signature below and fax it back to me right away. (This notification was due by July 1, 1999). Call me if you have any questions.



By: /s/ Robert Hoffman
    ---------------------------------------------
    The Meridian Realty Group, Inc., Lessor, Agent




Dear Bob:

This notification shall exercise the option to extend Todd Motion Controls Inc. occupancy at 4290 N. Patterson Avenue as authorized by the attached lease.


Todd Motion Controls Inc., Lessee


By: /s/ William H. Todd
    --------------------------------------
    William H. Todd, Vice President


Date 8/23/99